Exhibit 99.1

N e w s R e l e a s e	For additional information, contact: Joseph Stegmayer Chairman and CEO Phone: 602-256-6263 joes@cavco.com On the Internet: www.cavco.com

FOR IMMEDIATE RELEASE
CAVCO INDUSTRIES REPORTS THIRD QUARTER RESULTS
Sales increase 17% to $45.3 million
Net income up 67% to $3.8 million
PHOENIX, AZ — (January 19, 2006) — Cavco Industries, Inc. (NASDAQ: CVCO) today announced financial results for the third quarter and nine months ended December 31, 2005.
     Net sales for the third quarter of fiscal 2006 rose 17% to $45,320,000 from $38,820,000 for the third quarter last year.
     Net income for the third quarter increased 67% to $3,774,000 compared with $2,259,000 in the same period one year ago. Net income per share for the third quarter this year was $0.60 versus $0.36 last year based on basic weighted average shares outstanding and $0.56 versus $0.34 per share based on diluted weighted average shares outstanding. Included in net income for the third quarter of fiscal 2006 is income from discontinued retail operations of $252,000 or $0.04 per share resulting from better than previously projected results from liquidating retail inventories at closed retail locations.
     Income from continuing operations after income taxes for the third quarter of this year was $3,522,000 or $0.56 per share based on basic weighted average shares and $0.52 per share based on diluted weighted average shares versus $2,259,000, $0.36 per share and $0.34 per share, respectively, for last year.
     For the first nine months of fiscal 2006, net sales climbed 22% to $138,287,000 from $113,392,000 for the same period last year. Net income for the first nine months of this year was up 78% to $10,833,000 versus $6,097,000 for the comparable prior year period. Net income per share was $1.72 based on basic weighted average shares outstanding and $1.61 based on diluted weighted average shares for the first nine months this year versus $0.97 and $0.93, respectively, for the nine-month period in the prior year.
     Commenting on the quarter, Joseph Stegmayer, Chairman, President and Chief Executive Officer, said, “The third quarter of fiscal year 2006 was marked by an improved gross profit percentage compared to the third quarter of last year, strong demand for our homes and a solid backlog of orders, which stood at $42 million at December 31, 2005. As anticipated, during the third quarter, raw material prices continued to rise and certain building materials were difficult to obtain regardless of price. Our ability to pass through the higher costs in most markets helped us maintain satisfactory margins. Additionally, our long-term vendor relationships enabled us to procure at least the minimum quantities needed to continue steady production.”
     Mr. Stegmayer continued, “We have decided to open the idle Texas manufacturing plant we purchased in the second quarter of this year. Initially the plant will be a low volume builder of our specialty line of park homes and vacation/resort cabins. As the market for traditional manufactured homes improves in Texas, Louisiana and other nearby states we may decide to produce homes to meet those needs as well. While the initial capital investment will be modest at approximately $2.5 million, the new facility will incur operating losses estimated to be in a range of $900,000 to $1,100,000 during the anticipated six month start-up phase. Longer-term this decision should provide the opportunity for profitable growth in what has historically been a large market for factory built products.”
     Also announced today, is the appointment of Daniel L. Urness as Vice President and Chief Financial Officer. Mr. Urness, 37, who has been serving as Interim Chief Financial Officer, joined Cavco in 1999 as Controller. He has served in a number of financial positions with the company and was directly responsible for the successful implementation of the requirements of Section 404 of the Sarbanes-Oxley Act. Prior to joining Cavco Mr. Urness, a Certified Public Accountant, was an Audit Manager with Deloitte & Touche LLP, which he joined in 1993.
     Mr. Stegmayer said, “We are pleased to have Dan take on this important role within our company. He has proven to be a strong financial manager and a dedicated Cavco team member. We look forward to his continued contributions to our long-term success.”
     Cavco’s senior management will hold a conference call to review these results tomorrow, January 20, 2006, at 11:00 a.m. (Eastern Time). Interested parties can access a live webcast of the conference call on the Internet at www.cavco.com under the Investor Relations link, or at the following internet address: http://phx.corporate-ir.net/playerlink.zhtml?c=145386&s=wm&e=1149933. An archive of the webcast and presentation will be available for 90 days at these website addresses.
     Cavco Industries, Inc., headquartered in Phoenix, is the largest producer of manufactured homes in Arizona, based on wholesale shipments. The Company is also a leading producer of park model homes and vacation cabins in the United States.
     Certain statements contained in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In general, all statements that are not historical in nature are forward-looking. Forward-looking statements are typically included, for example, in discussions regarding the manufactured housing industry; our financial performance and operating results; and the expected effect of certain risks and uncertainties on our business, financial condition and results of operations. All forward-looking statements are subject to risks and uncertainties, many of which are beyond our control. As a result, our actual results or performance may differ materially from anticipated results or performance. Factors that could cause such differences to occur include, but are not limited to, adverse industry conditions, the cyclical nature of our business, limitations on our ability to raise capital, curtailment of available financing in the manufactured housing industry, competition, our ability to maintain relationships with retailers, pricing and availability of raw materials and our lack of recent operating history as an independent public company, together with all of the other risks described in our filings with the Securities and Exchange Commission. Cavco expressly disclaims any obligation to update any forward-looking statements contained in this release whether as a result of new information, future events or otherwise. Investors should not place any reliance on any such forward-looking statements.

CAVCO INDUSTRIES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31,	March 31,
	2005	2005
	(Unaudited)
ASSETS
Current assets
Cash	$12,046	$46,457
Short-term investments	39,900	—
Restricted cash	1,152	1,028
Accounts receivable	7,941	7,545
Inventories	12,013	10,262
Prepaid expenses and other current assets	1,975	1,202
Deferred income taxes	3,800	3,610

Total current assets	78,827	70,104

Property, plant and equipment, at cost:
Land	6,050	2,330
Buildings and improvements	6,241	5,045
Machinery and equipment	6,677	6,446

	18,968	13,821
Accumulated depreciation	(6,980)	(6,349)

	11,988	7,472

Goodwill	67,346	67,346

Total assets	$158,161	$144,922

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,279	$5,978
Accrued liabilities	22,960	21,544

Total current liabilities	27,239	27,522

Deferred income taxes	10,550	9,090

Commitments and contingencies

Stockholders’ equity
Preferred Stock, $.01 par value; 1,000,000 shares authorized;
No shares issued or outstanding	—	—
Common Stock, $.01 par value; 10,000,000 shares authorized;
Outstanding 6,336,980 and 6,288,730 shares, respectively	63	63
Additional paid-in capital	121,039	119,998
Unamortized value of restricted stock	(125)	(313)
Accumulated deficit	(605)	(11,438)

Total stockholders’ equity	120,372	108,310

Total liabilities and stockholders’ equity	$158,161	$144,922

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CAVCO INDUSTRIES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net sales	$45,320	$38,820	$138,287	$113,392
Cost of sales	36,365	31,745	110,086	92,955

Gross profit	8,955	7,075	28,201	20,437
Selling, general and administrative expenses	3,946	3,505	12,265	10,923

Income from operations	5,009	3,570	15,936	9,514
Interest income	387	134	1,033	335

Income from continuing operations before income taxes	5,396	3,704	16,969	9,849
Income tax expense	1,874	1,445	6,388	3,902

Income from continuing operations	3,522	2,259	10,581	5,947
Income from discontinued retail operations less income taxes of $148 in 2005 and $100 in 2004	252	—	252	150

Net Income	$3,774	$2,259	$10,833	$6,097

Net income per share (basic):
Continuing operations	$0.56	$0.36	$1.68	$0.95
Discontinued retail operations	0.04	—	0.04	0.02

Net Income	$0.60	$0.36	$1.72	$0.97

Net income per share (diluted):
Continuing operations	$0.52	$0.34	$1.57	$0.91
Discontinued retail operations	0.04	—	0.04	0.02

Net Income	$0.56	$0.34	$1.61	$0.93

Weighted average shares outstanding:
Basic	6,336,342	6,288,730	6,309,010	6,288,730

Diluted	6,775,614	6,548,394	6,721,977	6,529,864

On January 6, 2005, Cavco Industries, Inc. announced that its Board of Directors had authorized a 2-for-1 split of its common stock in the form of a 100% stock dividend. The dividend was paid on January 31, 2005 to stockholders of record as of January 18, 2005. The information for the three and nine months ended December 31, 2004 is presented as if this stock split had been completed as of the beginning of these periods.
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CAVCO INDUSTRIES, INC. AND SUBSIDIARY
Other Operating Data — Continuing Operations
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net sales
Manufacturing	$44,013	$38,563	$133,923	$111,846
Retail	3,864	2,231	10,211	7,166
Less: Intercompany	(2,557)	(1,974)	(5,847)	(5,620)

Net Sales	$45,320	$38,820	$138,287	$113,392

Floor shipments — manufacturing	1,732	1,697	5,369	5,072

Average sales price per floor — manufacturing	$25,412	$22,724	$24,944	$22,052

Home shipments — manufacturing	1,049	1,000	3,168	2,942

Average sales price per home — manufacturing	$41,957	$38,563	$42,274	$38,017

Home shipments — retail	41	30	122	101

Average sales price per home — retail	$94,244	$74,367	$83,697	$70,950

Capital expenditures	$135	$168	$5,212	$384

Depreciation	$235	$281	$696	$828

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